FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President and CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 The Trout Group LLC Chad Rubin (Investors)

Tel: (646) 378-2947

Avalon Pharmaceuticals Reports Fourth Quarter and Full Year 2006 Results

Germantown, Md., March 21, 2007 — Avalon Pharmaceuticals, Inc. (Nasdaq and NYSE Arca: AVRX), a clinical-stage biopharmaceutical company using its proprietary technology, AvalonRx®, to discover and develop cancer therapeutics, today announced financial and operational results for the fourth quarter and twelve months ended December 31, 2006. For the three months ended December 31, 2006, total revenues were $0.7 million and net loss was $4.4 million. For the fiscal year ended December 31, 2006, total revenues were $2.7 million and net loss was $17.1 million. As of December 31, 2006, cash, cash equivalents and marketable securities totaled $20.4 million. This amount does not include the $9.5 million of net proceeds from the equity offering completed in January 2007.

“Avalon had a successful year in 2006 as we continued to execute on our corporate strategy of building a pipeline of first-in-class drugs for Avalon and our partners,” stated Kenneth C. Carter, Ph.D., President and CEO of Avalon. “Our Phase I clinical trial of AVN944 is progressing well and preparations are underway for Phase II trials in both hematological cancers and solid tumors. We are off to a strong start to 2007 with the initiation of our recently announced collaboration with Merck and the completion of an equity financing in January of this year.”

Recent Highlights

Partnership with Merck:

In March 2007, Avalon entered into a drug discovery, development and commercialization agreement with Merck & Co., Inc., to identify and develop inhibitors against a selected target in the area of oncology. In the partnership, Avalon will use its AvalonRx® platform to screen a select set of compounds from Merck’s proprietary compound library and identify hits against this target, which is generally regarded as “intractable” based on the difficulty in identifying inhibitors to this target. Avalon is responsible for the selection of compound families and optimization of those compounds to a preclinical candidate selection stage. Merck is responsible for the clinical development, regulatory approval and commercialization of any resulting product candidates.

Under the agreement, Avalon will receive milestone payments based on meeting a number of discovery, development and commercial milestones relating to proof of concept, expansion of research term, selection of license compound and filing of INDs for a first cancer indication. Subsequent cancer indications, initiations of different levels of clinical trials for those indications, the filing and approval of NDAs for those indications, and achievement of a specified level of net sales will also result in milestone payments. If all of the milestones under the agreement are achieved, Avalon will receive in excess of $200 million in milestone payments. Avalon will also receive royalties on net sales of products developed in the collaboration.

This collaboration allows Avalon to combine its unique approach of targeting otherwise intractable cancer pathways with Merck’s strong drug discovery and development capabilities, and has the potential to lead to the identification of first-in-class drug candidates against the selected target.

AVN944:

•	Data from the ongoing Phase I study of AVN944 show that AVN944 demonstrates a good safety profile, has dose-dependent pharmacokinetics, induces biomarkers of programmed cell death in cancer cells from patients and has clear biologic activity in a subset of the patients that have been treated thus far. For the lymphoma and myeloma arm, patients are currently being treated with 150 mg twice daily. For the leukemia arm of the study, patients are currently being treated with 200 mg twice daily. To date, 36 patients have completed a total of 75 28-day cycles of treatment. Correlation of biomarkers and clinical activity suggest that gene expression patterns in patients’ malignant cells may predict those patients most likely to benefit from AVN944 treatment.

Existing Partnerships:

•	Avalon’s drug discovery collaboration with Novartis continues to progress well. The recent initiation of the screening phase triggered a $500,000 payment to Avalon for research support.

•	Avalon’s drug discovery collaboration with MedImmune completed the high throughput screening phase of the project, and now characterization of several compound series is underway with the intention of selecting compounds for lead optimization.

•	Work on the ChemDiv collaboration has started with the first screening project selected and screen design and signature generation is now underway.

Internal Programs:

•	Avalon’s program to identify inhibitors of the Beta-catenin pathway, which is abnormally activated in a large number of cancers, including over 85% of colon cancers, is currently in late stage lead optimization. Lead candidate compounds are currently being tested in preclinical tumor efficacy models and in toxicological and pharmacological studies. It is our intent to select a preclinical candidate for this program in 2007.

•	Avalon’s program to identify inhibitors of the Aurora pathway, a key regulator of cell division and survival, is in lead optimization. We are currently optimizing a series that appears to affect the Aurora pathway through a mechanism that is different than compounds that are currently in clinical development by other companies. We are testing those compounds in preclinical tumor efficacy models and in toxicological and pharmacological studies with the intent of selecting preclinical candidate in 2007.

•	We are making significant progress on our early stage drug discovery program targeting the Survivin and Myc pathways. These programs target two pathways that are critically involved in cancer cell survival and have been recognized as conventionally intractable.

Equity Financing:

•	In January 2007, Avalon closed a $10 million private placement to institutional investors. A total of 3 million shares of Avalon’s common stock were issued in the private placement at a price per share of $3.34. The price represented a $0.26 or 8.4% premium to Avalon’s closing price prior to signing the purchase agreement. Proceeds will be used to fund further development of Avalon’s lead oncology drug, AVN944, and the continued development of additional pipeline programs using the company’s proprietary technology, AvalonRx®.

Financial Highlights:

•	Total revenues decreased to $0.7 million for the three months ended December 31, 2006, compared to $0.8 million for the three months ended December 31, 2005. Total revenues increased to $2.7 million, for the twelve months ended December 31, 2006, compared to $1.5 million for the twelve months ended December 31, 2005. Substantially all 2006 revenues are related to our collaboration agreements with MedImmune, Inc. and Novartis Institutes for Biomedical Research, Inc.

•	Operating expenses. Total costs and expenses from operations increased to $5.3 million for the three months ended December 31, 2006, compared to $4.0 million for the three months ended December 31, 2005. This increase is primarily attributable to higher stock-based compensation expense, an increase in clinical trial costs and an increase in lab supplies expense. Total costs and expenses from operations were $20.9 million for the twelve month periods ended December 31, 2006 and 2005. During 2006, increases in compensation expense related to the issuance of stock options under FAS123®, clinical trial costs, lab supplies expense related, in part, to our collaboration agreements with MedImmune and Novartis and other expenses directly related to operating as a public company were offset by the inclusion in 2005 of a $5 million expense related to the in-licensing of AVN944.

•	Net loss was $4.4 million for the fourth quarter of 2006, compared to a net loss of $3.0 million in the fourth quarter of 2005. For the twelve months of 2006, net loss was $17.1 million, compared to a net loss of $19.3 million in the twelve months of 2005.

•	Net loss per share applicable to common stockholders during the fourth quarter of 2006 was $0.43 compared to a loss of $0.37 in the comparable quarter of last year. For 2006, net loss per share applicable to common stockholders was $1.74 compared to a net loss per share of $9.58 for 2005. As a result of the initial public offering, which closed on October 4, 2005, the per share loss applicable to common stockholders for the twelve month period ending December 31, 2005, does not fully reflect the conversion of preferred shares into 5,021,014 shares of common stock or shares of common stock that were sold to the public.

•	In 2007, Avalon expects a net cash burn rate of approximately $19 million assuming no incremental cash inflows from new collaborations. The increase in net cash burn is attributable to the projected increase in clinical activity for AVN944.

Delisting from NYSE Arca, Inc.
Avalon Pharmaceuticals plans to withdraw the listing of its common stock from NYSE Arca, Inc., formerly the Pacific Exchange. Avalon Pharmaceuticals’ common stock will continue to be listed on NASDAQ.

Avalon Pharmaceuticals has decided to withdraw its listing from NYSE Arca, Inc. to reduce cost and to eliminate duplicative administrative requirements inherent with dual listings. The withdrawal is expected to be effective within the next month.

CONFERENCE CALL & WEBCAST INFORMATION

Avalon Pharmaceuticals’ senior management will host a conference call on Thursday, March 22, 2007 at 8:00 a.m. Eastern Time, to discuss the quarterly and annual results. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing (866) 383-8108 (in the U.S.) and (617) 597-5343 (internationally), and providing the participant pass code, 31676140. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.Avalonrx.com. An archived version of the webcast will also be available through April 30, 2007 on Avalon’s website.

About Avalon Pharmaceuticals
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of potential first-in-class cancer therapeutics. Avalon has a lead product in Phase I clinical development (AVN944), preclinical programs to develop inhibitors for the Beta (B)-catenin and Aurora pathways, discovery programs for Survivin and Myc pathway inhibitors, and value generating partnerships with Merck, MedImmune, Medarex, and Novartis. By utilizing AvalonRx® our platform technology, based upon the proprietary use of large-scale gene expression, we are uniquely positioned to develop therapeutics focused on pathways that have historically been characterized as “undruggable”.  Avalon was established in 1999 and is headquartered in Germantown, Md.

Forward Looking Statements
This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to progress in our drug discovery programs and our collaborations, and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs and collaborations may not be successful and that AVN944 will not progress successfully in its clinical trials, and other risks described in our SEC filings. There can be no assurance that our development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2005 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

AVALON PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
( in thousands except for per share amounts)
(Unaudited)

			Twelve Months Ended	December
	Three Months Ended December 31,		31
	2006	2005	2006	2005
Revenues	$653	$796	$2,724	$1,544
Costs and expenses:
Research and development	3,360	2,601	13,269	15,789
General and administrative	1,928	1,432	7,661	5,066
Total costs and expenses	5,288	4,033	20,930	20,855

Loss from operations	(4,635)	(3,237)	(18,206)	(19,311)
Total other income	244	267	1,104	19

Net Loss	$(4,391)	$(2,970)	$17,102)	$(19,292)
Accretion of redeemable convertible preferred stock
issuance costs	—	—	—	(1,111)
Net loss attributed to common stockholders	$(4,391)	$(2,970)	$(17,102)	$(20,403)

Net loss attributed to common stockholders
per common share — basic and diluted	$(0.43)	$(0.37)	$(1.74)	$(9.58)

Weighted average number of
common share — basic and diluted	10,129,223	8,057,996	9,841,235	2,129,388

AVALON PHARMACEUTICALS, INC.
BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$14,910	$21,435
Restricted cash and securities	5,520	6,313
Property and equipment, net	8,923	10,997
Other assets, net	2,038	2,537
Total assets	$31,391	$41,282
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$5,641	$5,514
Long-term liabilities	7,876	9,885
Total stockholders’ equity	17,874	25,883
Total liabilities and stockholders’ equity	$31,391	$41,282

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